Exhibit 10.1

land and building lease agreement

May 31, 2023

landlord:

MILLER FAMILY WALPOLE LLC,

a Massachusetts limited liability company

tenant:

STRAN & COMPANY, INC.,

a Nevada corporation

premises location:

290 South Street

Walpole, MA 02081

land and building lease agreement

List Of EXHIBITS

Exhibit A - Legal Description of Real Property

Exhibit B - Base Monthly Rent Schedule

land and building lease agreement

This Land and Building Lease Agreement (“Lease”), dated for reference purposes only as of May 31, 2023, is made by and between MILLER FAMILY WALPOLE LLC, a Massachusetts limited liability company (“Landlord”), and STRAN & COMPANY, INC., a Nevada corporation duly qualified to conduct business in the Commonwealth of Massachusetts (“Tenant”), with reference to the recitals set forth below.

recitals

A.  Landlord is the owner of that certain real property, together with the building thereon (the “Building”) and all the improvements thereon and appurtenances thereunto belonging (collectively, the “Premises”), the legal description of which is attached hereto and incorporated herein as Exhibit A, commonly known as 290 South Street, Walpole, Norfolk County, Massachusetts.

B.  Landlord desires to lease the Premises to Tenant, and Tenant desires to lease the Premises from Landlord pursuant to the provisions of this Lease.

1.  definitions

The following terms, when used in this Lease, shall have the meaning set forth in this Article 1.

1.1	Lease Year.

The term “Lease Year” shall mean the first twelve (12) full calendar months after the Commencement Date (as defined in Section 3.1 hereof) and each subsequent twelve (12) month period thereafter during the term and any extensions thereof. If the Commencement Date is other than the first day of the month, then the first Lease Year shall also include the partial month in which the Commencement Date occurs.

1.2	Hazardous Material.

The term “Hazardous Material” means any substance, material, or waste which is toxic, ignitable, reactive, or corrosive and which is or becomes regulated by the local or state governmental authority or the United States Government. The term “Hazardous Material” includes, without limitation, any material or substance which is: (i) defined as a “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “hazardous substance,” or “hazardous material,” by any local or state law; (ii) oil and petroleum products and their by-products; (iii) asbestos, or asbestos-containing materials; (iv) designated as a “hazardous substance” pursuant to the Federal Water Pollution Control Act; (v) defined as a “hazardous waste” pursuant to the Federal Resource Conservation and Recovery Act; or (vi) defined as a “hazardous substance” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act.

1.3	Environmental Laws.

The term “Environmental Laws” shall mean any law, statute, regulation, order, or rule now or hereafter promulgated by any governmental entity, whether local, state, or federal, relating to air pollution, water pollution, noise control, and/or transporting, storing, handling, discharge of or disposal of Hazardous Material, including, without limitation, the following: the Clean Air Act; the Resource Conservation and Recovery Act, as amended by the Hazardous Waste and Solid Waste Amendments of 1984; the Comprehensive Environmental Response Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986; the Toxic Substances Control Act; the Federal Insecticide, Fungicide and Rodenticide Act, as amended; the Safe Drinking Water Act; OSHA; the Hazardous Liquid Pipeline Safety Act; the Hazardous Materials Transportation Act; and the National Environmental Policy Act, as the same may be amended from time to time.

2.  Premises

Landlord leases to Tenant and Tenant leases from Landlord the Premises in its “AS IS, WHERE IS, WITH ALL FAULTS” condition as of the Commencement Date hereof, with no representations or warranties whatsoever and on the terms and conditions set forth in this Lease. Tenant hereby expressly acknowledges and agrees that: (i) except as specifically set forth herein, no representations have been or are made, or responsibility assumed by Landlord, with respect to the Premises or its operation, or the condition or repair of the Premises, or the suitability of the Premises for a particular use, or as to any fact, circumstance, thing or condition which may affect or relate to the Premises, except as specifically set forth in this Lease; and (ii) other than as specifically set forth in this Lease, Landlord shall have no obligation to alter, restore, improve, repair, or develop the Premises, and further shall have no obligation to remove therefrom any items of personal property, or other trade fixtures or equipment which may be upon the Premises.

3.  term

3.1	Initial Term.

The effective date of this Lease shall be June 1, 2023 (the “Commencement Date”). The initial term (“Initial Term”) of this Lease shall commence upon the Commencement Date, and shall expire on May 31, 2028 (the “Expiration Date”). Tenant may extend the term of this Lease as provided in Section 3.2 below. References to the term of the Lease herein shall be deemed to include both the Initial Term as well as those extension periods exercised by Tenant, if any. Except as otherwise expressly stated herein, the terms and conditions of this Lease shall remain in effect during any extension, renewal, or holdover of the Initial Term. The Initial term and the Extension Period (as hereinafter defined) are sometimes hereinafter referred to collectively as the “Term”.

3.2	Option to Extend.

Provided that (i) Tenant, an affiliate or a transferee approved by Landlord pursuant to the terms of Article 13 below (a “Permitted Transferee”) is occupying the Premises and (ii) there is no uncured Event of Default (as defined in Section 14.1 below) at either the time of Tenant giving the Extension Notice (as hereinafter defined) or the commencement of the Extension Period (as hereinafter defined), Tenant shall have the right to extend the term of this Lease for one (1) additional extension period (the “Extension Period”) of sixty (60) months, upon the same terms and conditions as set forth herein including Base Monthly Rent as set forth on Exhibit B, by providing Landlord with written notice of Tenant’s election to so extend (the “Extension Notice”) at least twelve (12) months prior to the expiration of the Initial Term (the “Extension Notice Deadline”). Tenant’s failure to provide an Extension Notice on or before the Extension Notice Deadline shall result in Tenant’s waiver of any and all right to further extend the term hereof, unless otherwise agreed upon in a writing executed by both Landlord and Tenant.

3.3	Surrender of Premises; Holding Over.

On the last day or sooner termination of the term of this Lease, Tenant: (i) shall quit and surrender the Premises, together with all alterations, vacant and free of all tenancies and any leasehold rights therein and in good condition and repair, normal wear and tear excepted, broom clean and free of violations, without regard to the condition of the Premises as of the Commencement Date, (ii) shall surrender all keys for the Premises to Landlord at the place then fixed for the payment of rent, and (iii) shall inform Landlord of all combinations of locks, safes, and vaults, if any, in the Premises. If Tenant does not do so, then after the expiration of this Lease, Tenant shall be a tenant at sufferance under the applicable conditions of this Lease. In such event, the Base Monthly Rent payable hereunder (as defined in Section 4.2 below) shall be increased to two hundred percent (200%) of the Base Monthly Rent payable during the last full month of the term of this Lease that just ended. If the Premises is not surrendered as required in the first sentence of this Section 3.3, Tenant shall indemnify Landlord from and against loss or liability resulting from the delay by Tenant in so surrendering the Premises, including without limitation, any claims made by any succeeding occupant or purchaser founded on such delay. Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease.

4.  base monthly rent

4.1	Net-Net-Net Lease.

This is a net-net-net lease. It is the intention of Landlord and Tenant that the Base Monthly Rent (as defined below) and other sums and charges provided herein shall be absolutely net to Landlord. Except as otherwise specifically set forth in this Lease, Tenant shall pay, as additional rent (“Additional Rent”), all costs, charges, obligations, assessments, and expenses of every kind and nature against or relating to the Premises or the use, occupancy, area, possession, leasing, operation, management, maintenance, or repair thereof, which may arise or become due during the term hereof, or which may pertain to this transaction, whether or not now customary or within the contemplation of the parties hereto, and which, except for the execution and delivery of this Lease, would have been payable by Landlord.

4.2	Base Monthly Rent.

Tenant shall pay to Landlord as base monthly rent (“Base Monthly Rent”) the sum of Nine Hundred Thirty-four Thousand Three Hundred Eighty-five and 42/100 Dollars ($934,385.42) during the Initial Term of this Lease (including any partial month following the Commencement Date hereof). As reflected on the Base Monthly Rent Schedule attached as Exhibit B hereto, Base Monthly Rent shall increase by two and 00/100 percent (2.00%) of the preceding year’s Base Monthly Rent on the anniversary of the Commencement Date hereof, or if the Commencement Date does not fall on the first day of a calendar month, then on the first day of the calendar month immediately following the anniversary thereof (the “Rental Increase Date”), and on each anniversary of the Rental Increase Date thereafter during the Initial Term.

Notwithstanding anything contained in this Lease to the contrary, in no event shall the rental to be paid by Tenant hereunder ever be less than the amount payable by Tenant as Base Monthly Rent. Base Monthly Rent shall be payable by Tenant to Landlord in advance in equal monthly installments commencing upon the Commencement Date and on or before the first day of each calendar month thereafter, without prior notice, invoice, demand, deduction, or offset whatsoever; provided, however, if the first day of a calendar month falls on a day which is a Saturday, Sunday, or a day which is, in the city and state in which Tenant is located, either a legal holiday or a day on which banking institutions are authorized by law to remain closed for the entire day, then Base Monthly Rent shall be payable on the first business day of the calendar month. Landlord shall have the right to accept all rent and other payments, whether full or partial, and to negotiate checks and payments thereof without any waiver of rights, irrespective of any conditions to the contrary sought to be imposed by Tenant. Base Monthly Rent may be paid either via electronic transfer of funds (i.e., via either wire transfer, or EFT transfer), or at Landlord’s option (upon thirty (30) days advance written notice to Tenant), by check paid to Landlord at either the address to which notices to Landlord are given, or to such other address as Landlord may designate in writing from time to time. Base Monthly Rent for any partial month shall be prorated based upon the actual number of days in the month subject to proration.

The Landlord acknowledges having received, upon the execution of this Lease, the Base Monthly Rent for the first month of the Initial Term in the amount of Fourteen Thousand Nine Hundred Sixty-two and 50/100 Dollars ($14,962.50) and the Base Monthly Rent for the final month of the Initial Term in the amount of Sixteen Thousand One Hundred Ninety-five and 89/100 Dollars ($16,195.89).

5.  use of the premises

Tenant shall use the Premises only for office and warehousing purposes and such other uses as may be incidental thereto (“Use”) and no other uses without the prior written consent of Landlord which consent shall not be unreasonably withheld or delayed. Tenant has satisfied itself, and represents to Landlord, that such Use is lawful and conforms to all applicable zoning and other use restrictions and regulations applicable to the Premises.

6.  Property taxes, OTHER CHARGES, assessments and utilities

6.1	Tenant’s Required Payments.

Tenant shall (i) pay at least fifteen (15) days before delinquency and as Additional Rent, all Property Taxes and Other Charges (as such terms are defined herein) that accrue during or are otherwise allocable to the term of this Lease; and (ii) concurrently provide Landlord with evidence of payment thereof. Property Taxes and Other Charges together are referred to herein as “Taxes.” Landlord shall provide Tenant, upon receipt, with the tax bill and copies of all notices, invoices and statements relating to the Taxes.

6.1.1	“Property Taxes” shall mean all taxes, assessments, excises, levies, fees, and charges (and any tax, assessment, excise, levy, fee, or charge levied wholly or partly in lieu thereof or as a substitute therefor or as an addition thereto) of every kind and description, general or special, ordinary or extraordinary, foreseen or unforeseen, secured or unsecured, whether or not now customary or within the contemplation of Landlord and Tenant, that are levied, assessed, charged, confirmed, or imposed on or against, or otherwise with respect to, the Premises or any part thereof or any personal property used in connection with the Premises. It is the intention of Landlord and Tenant that all new and increased taxes, assessments, levies, fees and charges be included within the definition of Property Taxes for the purpose of this Lease.

6.1.2	“Other Charges” shall mean all taxes, assessments, excises, levies, fees, and charges (including, without limitation, charges relating to the cost of providing facilities or services, and charges relating to documents or instruments of record affecting or encumbering the Premises), whether or not now customary or within the contemplation of Landlord and Tenant, that are levied, assessed, charged, confirmed, or imposed upon, or measured by, or reasonably attributable to (a) the Premises; (b) the cost or value of Tenant’s furniture, fixtures, equipment, or personal property located in the Premises or the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, regardless of whether title to such improvements is vested in Tenant or Landlord; (c) Base Monthly Rent and all Additional Rent payable under the Lease, including, if applicable, Property Taxes, Other Charges, insurance, maintenance, and other costs incurred by Tenant by which Landlord may benefit, including, without limitation, any excise tax levied by any public or government authority with respect to the receipt of any such rents and costs; (d) the possession, leasing, operation, management, maintenance, alteration, repair, use, or occupancy by Tenant of the Premises; and (e) this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

6.1.3	In addition to the foregoing, during the term of this Lease, Tenant shall timely perform all obligations of the owner of the Premises, and pay all expenses which the owner of the Premises may be required to pay in accordance with any declarations or reciprocal easement agreements or any other documents or instruments of record now and listed in Exhibit A hereto (or of record in the future if created or filed by or with the consent of Tenant) affecting the Premises (referred to collectively herein as the “Title Instruments”). Tenant promptly shall comply with all of the terms and provisions of all Title Instruments, including without limitation, all insurance requirements, regardless of whether any such requirements exceed the requirements otherwise set forth in Article 10 below.

6.2	Payments Not Required by Tenant.

Tenant shall not be required to pay any state or federal income or franchise taxes of Landlord, or any state or federal estate, succession, inheritance, or transfer taxes of Landlord.

6.3	Assessments.

If any assessment for a capital improvement made by a public or governmental authority shall be levied or assessed against the Premises, and the assessment is payable either in a lump sum or on an installment basis, then Tenant shall have the right to elect the basis of payment; provided, however, throughout the entire term of this Lease, Tenant shall pay all assessments that accrue during or are otherwise allocable to the term of this Lease.

6.4	Utility Payments.

Tenant shall obtain directly from the provider and shall promptly pay when due all charges for water, gas, electricity, and all other utilities furnished to or used upon the Premises, including all charges for installation, termination, and relocations of such service. Landlord, at its option, may require Tenant to furnish Landlord with reasonable evidence of payment of such charges. It is understood and agreed that the Tenant shall make its own arrangements for such utilities and that the Landlord shall be under no obligation to furnish any utilities to the Premises and shall not be liable for any interruption or failure in the supply of any such utilities to the Premises unless due to Landlord’s negligence including its agents, employees or invitees.

6.5	Tenant’s Right to Contest Utility Charges, Contest Taxes and Seek Reduction of Assessed Valuation of the Premises.

Tenant, at Tenant’s sole cost and expense, shall have the right, at any time, to seek a reduction in the assessed valuation of the Premises or to contest any taxes or utility charges that are to be paid by Tenant; provided, however, Tenant shall (i) give Landlord written notice of any such intention to contest at least thirty (30) days before any delinquency could occur; and (ii) indemnify and hold Landlord harmless from all liability on account of such contest. Tenant may use any means allowed by statute to protest Taxes or utility charges as defined in this Article 6 as long as Tenant remains current as to all other terms and conditions of this Lease.

6.6	Landlord Not Required to Join in Proceedings or Contest Brought by Tenant.

Landlord shall not be required to join in any proceeding or contest brought by Tenant unless the provisions of the law require that the proceeding or contest be brought by or in the name of Landlord or the owner of the Premises. In that case, Landlord shall join in the proceeding or contest or permit it to be brought in Landlord’s name as long as Landlord is not required to bear any cost. Tenant, on final determination of the proceeding or contest, shall immediately pay or discharge any decision or judgment rendered, together with all costs, charges, interest, and penalties incidental to the decision or judgment.

6.7	Partial Lease Years and Adjustment of Taxes.

Property Taxes (and Other Charges, as may be applicable) payable by Tenant in accordance with the terms of this Lease shall be appropriately adjusted for any partial Lease Year. Upon the Expiration Date, Taxes which have accrued prior to the Expiration Date and are payable after the Expiration Date, shall be prorated and apportioned as of the Expiration Date based upon the actual number of days in the period subject to proration such that Tenant shall bear all expenses with respect to the Premises up through and including the Expiration Date. Any amount payable by Tenant shall be remitted to Landlord within ten (10) business days following the Expiration Date. Any excess prepaid Taxes shall be refunded to Tenant by Landlord within ten (10) business days of the Expiration Date. Taxes which cannot be ascertained with certainty as of the Expiration Date shall be prorated on the basis of the parties’ reasonable estimates of such amount(s) and shall be the subject of a final proration as soon thereafter as the precise amounts can be ascertained. The provisions of this paragraph shall survive the expiration or termination of this Lease.

6.8	Monthly Installments of Property Taxes.

In the event an uncured Event of Default exists pursuant to the terms of Sections 14.1.1, below, at Landlord’s option, at any time upon written notice to Tenant and without in any way limiting Tenant’s obligations under this Lease, Property Taxes shall be paid by Tenant as Additional Rent to Landlord in monthly installments for the remaining Term of this Lease on the same day that Base Monthly Rent is due hereunder. Such monthly installments shall be an estimated amount equal to one-twelfth (1/12) of the Property Taxes for the immediate preceding year, subject to adjustment when the actual amount of Property Taxes is determined. In the event Landlord elects to have Tenant pay Property Taxes to Landlord in accordance with the terms of this Section 6.8, Landlord shall pay before delinquency all Property Taxes. At such time as the actual amount of Property Taxes is determined, Landlord shall furnish to Tenant a statement indicating the actual amount of Property Taxes. Within thirty (30) days after receipt of such statement by Tenant, Tenant shall pay to Landlord any deficiency due. Any surplus paid by Tenant shall, at Tenant’s option, be credited against the next installment(s) of Base Monthly Rent or other charges due from Tenant or be refunded to Tenant forthwith.

7.  furniture, fixtures and equipment

7.1	Furniture, Fixtures, and Equipment.

During the Term hereof Tenant may, at Tenant’s expense, place or install such furniture, trade fixtures, equipment, machinery, furnishings, face plates of signage and other articles of movable personal property (collectively, “Tenant’s Personal Property”) on the Premises as may be needed for the conduct of Tenant’s business. It is expressly understood that the term “Tenant’s Personal Property” as used herein shall in no event extend to permanent leasehold improvements, fixtures or similar “vanilla shell” items such as light fixtures, HVAC equipment, or other fixtures and equipment permanently affixed to the Premises.

7.2	Landlord’s Waiver

Tenant may finance Tenant’s Personal Property at any time and from time to time during the term of this Lease. Upon request of Tenant, Landlord shall execute and deliver to any lender a Landlord’s Waiver in such form as shall be reasonably acceptable to Landlord. Tenant may remove and replace Tenant’s Personal Property periodically during the term of this Lease. Tenant may mortgage, encumber, pledge or assign as security its right, title and interest in this Lease or the Premises to a lender (in each case, “Tenant’s Lender”). Landlord hereby consents to the assignment by Tenant of its rights to use the Premises under the Lease and all of Tenant’s personal property and trade fixtures located at the Premises (“Collateral”) to Tenant’s Lender. Landlord further consents to the execution and performance by Tenant of any recordable leasehold mortgage, deed of trust, collateral assignment of lease and any other documentation reasonably required by Tenant’s Lender notice of which is provided to Landlord prior to the execution and delivery of such leasehold mortgage to Tenant’s Lender. Landlord agrees that none of the Collateral located on the Premises, notwithstanding the manner in which any of the Collateral may be affixed to the Premises, shall be deemed to be fixtures or constitute part of the Premises.  Landlord agrees not to assert any statutory, consensual, or other liens against the Collateral.

7.3	Removal of Tenant’s Personal Property at Expiration of Lease.

At the expiration or earlier termination of the Lease, Tenant’s Personal Property shall be removed. Tenant immediately shall make such repairs and restoration of the Premises as may be necessary to repair any damage to the Premises from the removal of Tenant’s Personal Property. Any of Tenant’s Personal Property not so removed shall be deemed abandoned, and Landlord may cause such property to be removed from the Premises and disposed of in accordance with applicable law, but the reasonable cost of any such removal shall be borne by Tenant. The provisions of this paragraph shall survive the expiration or termination of this Lease.

7.4	Right to Affix Signs, Banners and Decals.

Tenant shall have the right to decorate the Premises and affix such signs, banners and decals customarily used in its business upon the windows, doors, interior and exterior walls of the Premises (“Signage”). Upon the expiration or earlier termination of the Lease, Tenant shall remove such Signage. Tenant promptly shall make such repairs and restoration of the Premises as are necessary to repair any damage to the Premises from the removal of the Signage.

8.  maintenance AND REPAIRS of the premises; COMPLIANCE

8.1	Obligation to Maintain the Premises.

(a)  Tenant’s Obligation. During the term of this Lease, Tenant shall, at its own expense, keep and maintain the entire Premises in good order and repair. Tenant shall make such repairs and replacements as may be necessary, regardless of whether the benefit of such repair or replacement extends beyond the term of this Lease. The Premises shall be returned to Landlord at the termination or expiration of this Lease in good condition, ordinary wear and tear excepted. Landlord hereby assigns to Tenant all building contractor, subcontractor, and manufacturer’s warranties and guarantees, if any, applicable to the Premises (to the extent such warranties and/or guarantees are assignable); and Landlord shall cooperate with Tenant at Tenant’s request and sole cost in any action to enforce such warranties and guarantees. In the event of destruction of the Premises by fire or other casualty, the condition of Premises upon termination of this Lease shall be governed by Article 11. Landlord shall have no obligation whatsoever to alter, remodel, improve, repair, renovate, retrofit or maintain the Premises or any portion thereof.

(b)  Landlord’s Obligation. Notwithstanding anything herein contained to the contrary, during the Term of this Lease, Landlord shall, at its own expense, keep and maintain the structural elements of the Building in good order and repair including, but not limited to, the roof, HVAC system, foundation, parking lot, fire safety and suppression system, electrical, mechanical and plumbing system to the point of entry to the Building provided, however, that Tenant shall be responsible for any repair or maintenance required by this Section 8.1(b) which is due to the negligence or other willful act of Tenant or Tenant’s employees and invitees.

8.2	Compliance.

Tenant, at Tenant’s sole expense, promptly shall comply with all applicable statutes, ordinances, rules, regulations, orders, covenants and restrictions of record, and requirements in effect during the term or any part of the term hereof, regulating the use by Tenant of the Premises, including, without limitation, the obligation at Tenant’s cost, to alter, maintain, or restore the Premises in compliance and conformity with all laws relating to the condition, use or occupancy of the Premises during the term (including, without limitation, any and all requirements as set forth in the Americans with Disabilities Act) and regardless of (i) whether such laws require structural or non-structural improvements, (ii) whether the improvements were foreseen or unforeseen, and (iii) the period of time remaining in the term.

9.  ALTERATIONS AND IMPROVEMENTS

9.1	Right to Make Alterations.

At all times during the term of this Lease, Tenant shall have the right to make alterations, additions and improvements (“Alterations”) to the interior or exterior of the Premises and parking areas adjacent to the Premises. Nevertheless, any Alterations that are over Twenty-five Thousand and 00/100 Dollars ($25,000.00) in any particular Lease Year, or are structural in nature shall not be made by Tenant without the prior written consent of Landlord, which consent shall not be unreasonably delayed, withheld or conditioned (any Alterations which cost less than Twenty-five Thousand and 00/100 Dollars ($25,000.00) and are not structural in nature shall be referred to as “Cosmetic Alterations”). Any Alterations made or installed by Tenant shall remain upon the Premises and, at the expiration or earlier termination of this Lease shall be surrendered with the Premises to Landlord. Alterations shall be accomplished by Tenant in a good, expeditious, quality workmanlike manner, in conformity with applicable laws, regulations, ordinances, orders and covenants, conditions and restrictions encumbering the Premises, and shall be made by a licensed contractor; and with respect to Alterations requiring Landlord’s consent, such contractor shall be approved by Landlord in advance of the commencement of such Alterations. Prior to commencement of any such Alterations, Tenant shall provide to Landlord copies of all required permits and governmental approvals and evidence of insurance of all contractors engaged by Tenant to perform the Alterations, as required by Section 10.5 of this Lease. Within thirty (30) days of completion of the Alterations, Tenant shall provide to Landlord final “as-built” plans, copies of all construction contracts, inspection reports and proof of payment of all labor and materials (including final unconditional lien waivers from the general contractor and all subcontractors); provided, however, that such requirement shall not apply with respect to Cosmetic Alterations unless such Cosmetic Alterations require the Tenant to obtain a site plan approval or modification of a previously approved site plan from the municipal site plan review authority, a special permit or modification of a previously approved special permit from the municipal special permit granting authority or an Order of Conditions or a modification of a previously approved Order of Conditions from the municipal Conservation Commission, in which case the Tenant shall only be required to provide to Landlord copies of such approvals obtained. Tenant shall pay when due all claims for such labor and materials and shall give Landlord at least ten (10) days’ prior written notice of the commencement of any such work; provided, however, that such requirement shall not apply with respect to Cosmetic Alterations. Prior to the commencement of any Alterations, Landlord or its agent may enter upon the Premises for the purpose of posting appropriate notices, including but not limited to notices of non-responsibility.

9.2	Tenant Shall Not Render Premises Liable For Any Lien.

Tenant shall have no right, authority, or power to bind Landlord, or any interest of Landlord in the Premises, nor to render the Premises liable for any lien or right of lien for the payment of any claim for labor, material, or for any charge or expense incurred to maintain, to repair, or to make Alterations to the Premises. Tenant shall in no way be considered the agent of Landlord in the construction, erection, modification, repair, or alteration of the Premises. Tenant shall cause to be paid all legitimate charges for all work performed (labor and materials) in connection with any maintenance or repair of or Alterations made to the Premises and will not suffer nor permit any mechanics’ or similar liens for labor or materials furnished to the Premises to remain a lien against the Premises ; and if any such lien shall be filed, Tenant will obtain the discharge thereof by either paying the same or by bonding within fifteen (15) business days of request by Landlord.

10.  indemnity and insurance

10.1	Indemnification.

Indemnification of Landlord by Tenant. To the fullest extent permitted by law, Tenant shall indemnify, defend and protect Landlord, and hold Landlord harmless from any and all loss, cost, damage, expense and/or liability (including, without limitation, court costs and reasonable attorneys’ fees) incurred in connection with or arising at any time and from any cause whatsoever in or about the Premises, other than damages proximately caused by reason of the negligence or willful misconduct of Landlord or its agents and employees, including, without limiting the generality of the foregoing: (i) any default by Tenant in the observance or performance of any of the terms, covenants or conditions of this Lease on Tenant’s part to be observed or performed; (ii) the use or occupancy of the Premises by Tenant or any person claiming by, through, or under Tenant; (iii) the condition of the Premises or any occurrence or happening on the Premises from any cause whatsoever; or (iv) any acts, omissions or negligence of Tenant or any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, visitors or licensees of Tenant or any such person, in, on or about the Premises, either prior to or during the Lease term (including, without limitation, any holdovers in connection therewith), including, without limitation, any acts, omissions, or negligence in the making or performance of any Alterations. Tenant further agrees to indemnify and hold harmless Landlord, Landlord’s agents, and the landlord or landlords under all ground or underlying leases, from and against any and all loss, cost, liability, damage, and expense (including, without limitation, reasonable attorneys’ fees) incurred in connection with or arising from any claims by any persons by reason of injury to persons in the Premises or damage to property in the Premises occasioned by any use, occupancy, condition, occurrence, happening, act, omission or negligence referred to in the preceding sentence. The provisions of this Section shall survive the expiration or sooner termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination, and shall not be limited by reason of any insurance carried by Landlord and Tenant. For purposes of clarification, the foregoing indemnifications of Tenant shall not be deemed to apply to any loss, cost, damage, expense or liability arising out of or resulting from the release of any Hazardous Material on, under or about the Premises to the extent such release was caused by or attributable to the action or inaction of a party other than Tenant, its employees, agents, contractors or invitees.

Indemnification of Tenant by Landlord. Landlord shall defend, indemnify, and hold Tenant harmless from and against all claims, loss, damages, including reasonable attorney fees, and liability incurred by Tenant and Tenant’s officers, agents, employees, contractors, sublessees or any other party for whom Tenant is at law responsible (collectively, the “Tenant Parties”) arising out of the acts or omissions of Landlord, Landlord’s agents and employees.

10.2	Insurance Company Requirement.

Insurance required by this Lease shall be issued by companies holding a general policyholder’s rating of A-VIII or better as set forth in the most current issue of Best’s Insurance Guide and authorized to do business in the state in which the Premises are located. If this publication is discontinued, then another insurance rating guide or service generally recognized as authoritative shall be substituted by Landlord.

10.3	Insurance Certificate Requirements.

10.3.1	Tenant shall deliver to Landlord evidence of the existence and amounts of the insurance with additional insured endorsements and loss payable clauses as required herein. Tenant shall deliver to Landlord the most current versions of an ACORD 25 Certificate of Liability Insurance in connection with Tenant’s liability policy(ies) and an ACORD 28 Evidence of Commercial Property Insurance in connection with Tenant’s property policy(ies) (together, the “ACORD Forms”), such ACORD Forms to be delivered to Landlord, together with a copy of the additional insured endorsement set forth in Section 10.5 below) on or before the Commencement Date and thereafter, prior to expiration of the policies. Neither the issuance of any insurance policy required hereunder, nor the minimum limits specified herein with respect to any insurance coverage, shall be deemed to limit or restrict in any way the liability of Tenant arising under or out of this Lease.

10.3.2	Insurance required to be carried by this Lease may be carried under blanket policies.

10.4	Minimum Acceptable Insurance Coverage Requirements.

10.4.1	Tenant shall, at Tenant’s expense, obtain and keep in full force during the term of this Lease a policy of combined single limit bodily injury and property damage insurance written on an occurrence basis insuring Tenant against any liability arising out of ownership, use, occupancy or maintenance of the Premises and all of its appurtenant areas. The policy shall provide blanket contractual liability coverage and an Amendment of Insured Contract CG 2426 07 04 endorsement (without modification). The insurance shall be in an amount not less than TWO MILLION DOLLARS ($2,000,000) per occurrence, and a general aggregate limit which shall be in amount not less than FOUR MILLION DOLLARS ($4,000,000); provided, however, following receipt of written notice from Landlord, the limits of such insurance shall be increased from time to time during the term of the Lease to such amount as may then be generally procured and maintained by owners or occupants of similar properties in the geographic area of the Premises. The insurance to be maintained by Tenant pursuant to this Section 10.4.1 may be procured in any combination of primary, umbrella and/or excess coverage (provided the umbrella or excess policy(ies) are endorsed to provide follow form coverage), but in all events shall be primary and not contributory to any other insurance maintained by Landlord, it being expressly understood and agreed that any policy(ies) maintained by Landlord are solely for its own benefit (and not for the benefit of Tenant), and under no circumstances shall any such policy(ies) ever be deemed to be other insurance covering loss or damage otherwise the responsibility of Tenant pursuant to the terms hereof. In no event shall the limits of insurance maintained by Tenant limit any liability of Tenant under this Lease.

10.4.2	Tenant shall, at Tenant’s expense, obtain and keep in force during the term of this Lease, for all buildings, structures, and improvements situated on the Premises, insurance against loss, damage or destruction by fire and other casualty, including theft, vandalism and malicious mischief, earthquake (if the Premises are in an area subject to destructive earthquakes within recorded history), boiler explosion (if the Premises contains a boiler), mechanical breakdown, plate glass breakage, sprinkler damage (if the Premises has a sprinkler system), all matters covered by a standard extended coverage endorsement commonly known as an “all-risk” endorsement and such other risks as Landlord may reasonably require, insuring the Premises for not less than 100% of its full insurable replacement cost with an “agreed amount” endorsement. In no event shall any deductible payable in connection with such policy exceed Fifty Thousand Dollars ($50,000) (unless approved in advance by Landlord). All proceeds from property insurance policy(ies) covering the Premises shall be utilized solely for restoration and repair of the Premises in compliance with Tenant’s obligations set forth in this Lease (including, without limitation, as set forth in Article 11).

10.4.3	Tenant shall, at Tenant’s expense, obtain and keep in force during the term of this Lease a special causes of loss insurance policy covering all of Tenant’s Personal Property in an amount not less than eighty percent (80%) of the replacement value thereof, together with such other coverages as Tenant shall deem reasonable or necessary.

10.4.4	If the Premises is located in a Special Flood Hazard Area as defined by the Federal Emergency Management Agency (FEMA), Tenant shall, at Tenant’s expense, obtain and keep in force during the term of this Lease a policy of insurance covering loss or damage due to flood with respect to the Premises with such coverages and deductibles as shall be reasonably acceptable to Landlord.

10.4.5	Tenant shall also obtain and keep in force during the term of this Lease a worker’s compensation policy insuring against and satisfying Tenant’s obligations and liabilities under the worker’s compensation laws of the state in which the Premises is located, and an Employer’s Liability insurance policy in an amount not less than Two Million Dollars ($2,000,000). The Employer’s Liability limit may be satisfied by a combination of primary and excess insurance policies.

10.5	Additional Insureds; Loss Payee.

Tenant shall name as additional insureds (by way of a CG 2026 11 85 endorsement (without modification) or equivalent endorsement), on all liability policies, the following parties:

MILLER FAMILY WALPOLE LLC, ITS officers, directors, EMPLOYEES, AGENTS, SUBSIDIARIES, AFFILIATES, successor(s) AND assign(s).

Tenant shall cause any and all contractors performing work on the Premises for or on behalf of Tenant to maintain commercial general liability insurance with limits of coverage commensurate with the scope of work being performed, and naming both Tenant and Landlord as additional insureds thereunder by way of a CG 2038 04 13 endorsement (without modification) or equivalent endorsement) and shall provide Landlord with certificates of such insurance.

Tenant shall name Landlord as loss payee by way of a Lender’s Loss Payable Provisions endorsement (ISO Form CP 12 18 06 95) without modification (or equivalent endorsement) on all property policies insuring the Premises and shall provide Landlord with certificates of such insurance.

10.6	Renewals, Lapses or Deficiencies.

Tenant shall, on or before the Commencement Date, and thereafter, prior to the expiration of such policies, furnish Landlord with the ACORD Forms evidencing its compliance with this Article 10. Should Tenant fail to timely deliver to Landlord the ACORD Forms, or in the event of a lapse or deficiency of any insurance coverage specified herein for any reason, upon the delivery of written notice to Tenant of such lapse or deficiency and the failure of Tenant to remedy such lapse or deficiency within five (5) business days thereafter, Landlord may procure and replace the deficient insurance coverage with a policy of insurance covering the Premises of the type and in the limits set forth above. Upon written notice from Landlord of the placement of insurance, Tenant shall immediately pay to Landlord, as Additional Rent, an amount equal to (i) the total cost of premiums and expense of such insurance placement plus (ii) actual and reasonable handling fees. Tenant shall be responsible for payment of any deductible or self-insured retention maintained under policies procured by Landlord pursuant to this Section 10.6. Tenant shall not do or permit to be done anything which shall invalidate the insurance policies. If Tenant does or permits to be done anything which shall increase the cost of the insurance policies, then upon Landlord’s demand Tenant shall immediately pay to Landlord, as Additional Rent, an amount equal to the additional premiums attributable to any acts or omissions or operations of Tenant causing the increase in the cost of insurance.

10.7	Waiver of Subrogation.

Tenant hereby waives and releases any and all right of recovery against Landlord, including, without limitation, employees and agents, arising during the term of the Lease for any and all loss (including, without limitation, loss of rental) or damage to property located within or constituting a part of the Premises. This waiver is in addition to any other waiver or release contained in this Lease. Tenant shall have its insurance policies issued in such form as to waive any right of subrogation that might otherwise exist, and shall provide written evidence thereof to Landlord upon written request.

11.  partial and total destruction of the premises

In the event any part or all of the Premises shall at any time during the term of this Lease be damaged or destroyed, regardless of cause, Tenant shall give prompt notice to Landlord. Tenant shall repair and restore the Premises to its original condition (including buildings and all other improvements on the Premises, and with any and all modifications as may be necessary to meet code compliance) as soon as circumstances permit. Tenant shall hold Landlord free and harmless from any and all liability of any nature whatsoever resulting from such damage or destruction, and such repairs and restoration. Tenant shall be entitled to receive the net proceeds of property insurance maintained by Tenant and shall be required to use such proceeds for purposes of discharging its restoration and repair obligations under this Article 11, subject to Landlord’s commercially reasonable construction draw terms and conditions relating to such proceeds. Tenant, and not Landlord, shall be responsible for paying for any cost of repairs and restoration in excess of the proceeds available from insurance policies procured by Tenant. Tenant is entitled to reasonable rent abatement during or resulting from any disturbance from partial or total destruction of the Premises, and in no event shall Tenant be entitled to terminate the Lease; provided, however, Tenant’s obligation for payment of Base Monthly Rent and Additional Rent shall be reduced dollar for dollar by the amount of Business Interruption Insurance received by Landlord, if any. Notwithstanding the foregoing, if the Premises is destroyed or damaged at any time during the last two (2) years of the Primary Term of this Lease or at any time during an Extension Period to the extent that, in Tenant’s reasonable judgment, the Premises are not usable in their damaged condition for the normal conduct of Tenant’s business, or in the event of a casualty affecting more than 35% of the Premises during the Primary Term or any Extension Term, then Tenant may, upon written notice to Landlord within twenty (20) days of such casualty or taking, elect to terminate this Lease. Upon any such termination by the Tenant hereunder or if the Premises is not restored, Landlord shall be entitled to all proceeds of insurance (including any required deductible) upon the Premises (but not Tenant’s furniture, fixtures, equipment or other personalty or business interruption) and the Premises and right of recovery against insurers respecting the same.

12.  Condemnation

12.1	Condemnation Damages.

In the event of the taking or conveyance in fee of, or temporary use of, or perpetual easement upon, the whole or any part of the Premises by reason of condemnation by any public or quasi-public body (“Condemnation”), Landlord and Tenant shall represent themselves independently in seeking damages before the condemning body. Each party shall be entitled to the amount awarded respectively to each. Landlord shall be entitled to the entirety of the award with the exception of the following, all of which shall belong to Tenant:

12.1.1	That portion of the award attributable to the value of Tenant’s leasehold improvements made to the Premises by Tenant in accordance with this Lease, which improvements Tenant has the right to remove from the Premises upon the expiration or termination of the Lease pursuant to the provisions of this Lease, but elects not to remove;

12.1.2	That portion of the award attributable to the value of Tenant’s Personal Property installed in the Premises in accordance with this Lease, which Tenant’s Personal Property Tenant has the right to remove from the Premises upon the expiration or termination of the Lease pursuant to the provisions of this Lease, but which are to remain in the Premises as a result of such taking;

12.1.3	All relocation benefits separately awarded for: (i) removing Tenant’s Personal Property; (ii) damage or loss to Tenant’s business and goodwill and (iii) moving and relocation expenses;

12.1.4	That portion of the award attributable to the unexpired portion of Tenant’s interest in the leasehold estate created by this Lease; and

12.1.5	That portion of the award attributable to a temporary Condemnation to the extent the temporary Condemnation solely affects Tenant’s leasehold interest in the Premises during the Lease term and not Landlord’s fee interest in the Premises, such as (by way of example only) the taking of a temporary construction easement which easement shall expire prior to expiration of the Lease.

12.2	Termination of Lease Due to Condemnation.

In the event the entirety of the Premises or a material and significant portion of the land and/or building comprising the Premises is acquired in Condemnation, which Condemnation will materially adversely affect the Use of the Premises, Tenant may terminate the Lease by giving Landlord written notice of its intention to terminate the Lease within ninety (90) days following the date upon which Tenant receives written notice of the nature, extent and scope of the Condemnation or otherwise becomes aware, or reasonably should be aware, of such facts sufficient to put Tenant on notice of the full effects of the Condemnation. This Section 12.2 shall not alter the method of distribution of the Condemnation award set forth above in Section 12.1. In the event this Lease is terminated as provided herein, the effective date of the termination shall be the date upon which fee simple interest in the Premises is deemed to have passed to the condemning authority, and Tenant shall be released from further obligations or liabilities arising under the Lease with the exception of those obligations which accrued or arose prior to the effective date of the Condemnation and those liabilities which, pursuant to the terms of the Lease, survive expiration or termination of the Lease. In the event of termination, Base Monthly Rent, Property Taxes, Other Charges and any other items of Additional Rent (collectively, “Rent and Charges”) shall be prorated based upon the actual number of days in the period to be prorated. Within thirty (30) days following the termination, Landlord shall refund to Tenant any Rent and Charges paid to Landlord in advance of the termination.

13.  Assignment and subletting

13.1	Tenant’s Right of Assignment and Subletting.

13.1.1	Except as provided in Subsection 13.1.2 below, Tenant shall not voluntarily or by operation of law assign its interest in this Lease or in the Premises, or sublease all or any part of the Premises, or allow any other person or entity to occupy or use any part of the Premises (in each case, a “Transfer”), without first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. Except as provided in Subsection 13.1.2 below, any assignment, encumbrance, or sublease without Landlord’s consent shall be voidable and, at Landlord’s election, shall constitute a default.

13.1.2	The Tenant shall be allowed to assign its interest in this Lease or in the Premises, or sublease all or any part of the Premises without Landlord’s prior written consent but with at least fifteen (15) days’ prior written notice to Landlord, to any entity that is controlled by, controls or is under common control with, Tenant.

13.2	Landlord’s Option to Preserve Subtenancies.

In the event of Tenant’s surrender of this Lease or the termination of this Lease in any other manner, Landlord may, at its option, either terminate any or all subtenancies or succeed to the interest of Tenant as sublandlord thereunder. No merger shall result from Tenant’s sublease of the Premises under this Article 13, Tenant’s surrender of this Lease, or the termination of this Lease in any other manner.

13.3	Tenant’s Assignment of All Rent from Subletting as Security for Tenant’s Obligations.

Tenant immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any subletting of all or a part of the Premises as permitted by this Lease. In the event of a default by Tenant, Landlord, as assignee and as attorney-in-fact for Tenant, or a receiver for Tenant appointed on Landlord’s application, may collect the rent and apply it toward Tenant’s obligations under this Lease.

13.4	Continuing Obligation of Tenant.

No transfer permitted by this Article 13 shall release Tenant or change Tenant’s primary liability to pay the rent and to perform all other obligations of Tenant under this Lease. Landlord’s acceptance of rent from any other person is not a waiver of any provision of this Article 13. Consent to one transfer is not a consent to any subsequent transfer.

13.5  Landlord’s Right of Assignment and Right of First Offer. Landlord shall be free at all times, without need of consent or approval by Tenant, to assign its interest in this Lease and/or to convey fee title to the Premises. Each conveyance by Landlord of Landlord’s interest in the Lease or the Premises prior to expiration or termination hereof shall be subject to this Lease and shall relieve the Landlord of any further obligations or liability as landlord hereunder accruing on or after the date of such conveyance, and Tenant shall look solely to Landlord’s successor in interest for all future obligations of Landlord. Tenant hereby agrees to attorn to Landlord’s successors in interest, whether such interest is acquired by sale, transfer, foreclosure, deed in lieu of foreclosure, or otherwise. The term “Landlord” as used in this Lease, so far as covenants and obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner at the time in question of the fee title of the Premises.

14.  Default and termination

14.1	Event of Default.

The occurrence of any of the following events (each an “Event of Default”) shall constitute a default by Tenant:

14.1.1	Failure by Tenant to pay Base Monthly Rent or Additional Rent when due.

14.1.2	Failure by Tenant to perform or comply with any provision of this Lease (other than as set forth in Subsections 14.1.1) if the failure is not cured within thirty (30) days after notice has been given to Tenant. If, however, the failure cannot reasonably be cured within the cure period, Tenant shall not be in default of this Lease if Tenant commences to cure the failure within the cure period and diligently and in good faith prosecutes such cure to completion.

14.1.3	To the extent permitted by law, a general assignment by Tenant or any guarantor of the Lease for the benefit of creditors, or the filing by or against Tenant or any guarantor of any proceeding under any insolvency or bankruptcy law, unless in the case of a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within (30) days, or any execution or other judicially authorized seizure of all or substantially all of Tenant’s assets located upon the Premises or of Tenant’s interest in this Lease, unless such seizure is discharged within thirty (30) days.

14.1.4	Any notice delivered pursuant to this Section 14.1 shall be in lieu of, and not in addition to, any notice required by law.

14.2	Landlord’s Remedies.

Landlord shall have any one or more of the following remedies after the occurrence of a default by Tenant which is not cured within any applicable cure period. These remedies are not exclusive; they are cumulative in addition to any remedies now or later allowed by law, in equity, or otherwise:

14.2.1	Terminate this Lease by giving written notice of termination to Tenant, in which event Tenant immediately shall surrender the Premises to Landlord. If Tenant fails to so surrender the Premises, then Landlord, without prejudice to any other remedy it has for possession of the Premises or arrearages in rent or other damages, may re-enter and take possession of the Premises and expel or remove Tenant and any other person or entity occupying the Premises or any part thereof, without being liable for any damages, whether caused by negligence of Landlord or otherwise.

14.2.2	No act by Landlord other than giving notice of termination to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the Premises, or the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease shall not constitute a termination of this Lease. Notwithstanding anything contained herein to the contrary, if Landlord elects to terminate this Lease or to terminate Tenant’s right to possession without terminating the Lease, or if Tenant’s right to possession is otherwise terminated by operation of law, then Landlord may, to the extent not prohibited under applicable law, recover as damages from Tenant the following: (i) all Base Monthly Rent and Additional Rent then due under the Lease through the date of termination; (ii) the Base Monthly Rent due for the remainder of the Lease term in excess of the fair market rental value of the Premises for the remainder of the Lease term (discounted by the discount rate of the Federal Reserve Bank of San Francisco plus One Percent (1%)); (iii) the cost of reletting the Premises, including without limitation the anticipated period of vacancy until the Premises can be re-let at its fair market rental value; and (iv) any other costs and expenses that Landlord may reasonably incur in connection with the Event of Default. Landlord shall use commercially reasonable efforts to promptly re-let the Premises.

14.2.3	Landlord may re-enter and take possession of the Premises without terminating this Lease and without being liable for any damages, whether caused by the negligence of Landlord or otherwise. Landlord may relet the Premises, or any part of them, to third parties, but has no obligation to do so. Landlord may relet the Premises on whatever terms and conditions Landlord, in its sole discretion, deems advisable. Reletting can be for a period shorter or longer than the remaining term of this Lease. Landlord’s action under this Subsection is not considered an acceptance of Tenant’s surrender of the Premises unless Landlord so notifies Tenant in writing. Tenant shall be immediately liable to Landlord for all costs Landlord incurs in reletting the Premises, including brokers’ commissions, expenses of remodeling the Premises required by the reletting, and like costs. Tenant shall pay to Landlord the rent due under this Lease on the dates the rent is due, less the rent Landlord receives from any reletting.

If Landlord elects to relet the Premises without terminating this Lease, any rent received will be applied to the account of Tenant, not to exceed Tenant’s total indebtedness to Landlord; no reletting by Landlord is considered to be for its own account unless Landlord has notified Tenant in writing that the Lease has been terminated. If Landlord elects to relet the Premises, rent that Landlord receives from reletting will be applied to the payment of: (i) first, any indebtedness from Tenant to Landlord other than rent due from Tenant; (ii) second, all costs, including maintenance, incurred by Landlord in reletting; and (iii) third, rent due and unpaid under the Lease. After deducting the payments referred to in this Subsection, any sum remaining from the rent Landlord receives from reletting will be held by Landlord and applied in payment of future rent as rent becomes due under this Lease. If, on the date rent is due under this Lease, the rent received from the reletting is less than the rent due on that date, Tenant will pay to Landlord, in addition to the remaining rent due, all costs, including maintenance, Landlord incurred in reletting which remain after applying the rent received from the reletting. Tenant shall have no right to or interest in the rent or other consideration received by Landlord from reletting to the extent it exceeds Tenant’s total indebtedness to Landlord.

14.2.4	Re-enter the Premises without terminating this Lease and without being liable for any damages, whether caused by the negligence of Landlord or otherwise, and do whatever Tenant is obligated to do under the terms of this Lease. The expenses incurred by Landlord in effecting compliance with Tenant’s obligations under this Lease immediately shall become due and payable to Landlord as Additional Rent.

14.2.5	In all events, Tenant is liable for all direct damages suffered by Landlord as a result of the occurrence of an Event of Default. If Tenant fails to pay Landlord in a prompt manner for the damages suffered, Landlord may pursue a monetary recovery from Tenant. Included among these damages are all expenses incurred by Landlord in repossessing the Premises (including, but not limited to, increased insurance premiums resulting from Tenant’s vacancy), all expenses incurred by Landlord in reletting the Premises (including, but not limited to, those incurred for advertisements, brokerage fees, repairs, remodeling, and replacements), all losses incurred by Landlord as a result of Tenant’s Event of Default (including, but not limited to, any unamortized commissions paid in connection with this Lease). In addition, Tenant shall pay all expenses incurred by Landlord (including, without limitation, reasonable attorneys’ fees) in connection with: (i) the enforcement of Landlords’ rights under the Lease in any proceeding whether formal or informal relating to or arising under the Lease, as amended, including without limitation, any proceedings in connection with a petition for relief under the Bankruptcy Code filed by or against Tenant and whether or not the matter is settled before a judgment or order is entered; or (ii) any assumption by Tenant or assignment of the Lease to and by any assignee of Tenant whether pursuant to the Bankruptcy Code or otherwise. Notwithstanding anything to the contrary in this Lease, in no event shall Tenant be liable for special, indirect or consequential damages.

14.2.6	Pursuit of any of the foregoing remedies does not constitute an irrevocable election of remedies nor preclude pursuit of any other remedy provided elsewhere in this Lease or by applicable law, and none is exclusive of another unless so provided in this Lease or by applicable law. Likewise, forbearance by Landlord to enforce one or more of the remedies available to it on an Event of Default does not constitute a waiver of that default or of the right to exercise that remedy later or of any rent, damages, or other amounts due to Landlord hereunder.

14.2.7	Whether or not Landlord elects to terminate this Lease or Tenant’s right to possession of the Premises on account of any default by Tenant, Landlord shall have all rights and remedies at law or in equity, including, but not limited to, the right to re-enter the Premises and, to the maximum extent provided by law, Landlord shall have the right to terminate any and all subleases, licenses, concessions, or other consensual arrangements for possession entered into by Tenant and affecting the Premises or, in Landlord’s sole discretion, may succeed to Tenant’s interest in such subleases, licenses, concessions, or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions, or arrangements, Tenant shall have no further right to or interest in the rent or other consideration receivable thereunder as of the date of notice by Landlord of such election.

14.3	Late Charge; Default Interest.

If Tenant fails to pay when due any payment of rent or other charges which Tenant is obligated to pay to Landlord under this Lease, there shall be a late charge, immediately payable by Tenant as Additional Rent, in the amount of five percent (5%) of each such obligation. Landlord and Tenant agree that this sum is reasonable to compensate Landlord for accounting and administrative expenses incurred by Landlord.

In addition to the late charge, any and all rent or other charges which Tenant is obligated to pay to Landlord under this Lease which are unpaid, shall bear interest from the date said payment was due until paid at the lesser of (i) the prime commercial rate being charged by the Bank of America N.A. in effect on the date due plus two percent (2%) per annum; or (ii) the maximum rate permitted by law, said interest to be payable by Tenant as Additional Rent. If Bank of America N.A. is no longer in existence, then another comparable bank or financial institution shall be substituted by Landlord. Landlord and Tenant agree that this sum is reasonable to compensate Landlord for the loss of the use of funds.

Notwithstanding the foregoing, in the event Landlord shall have provided a Late Notice to Tenant in accordance with Section 14.1.1, Tenant shall not be obligated to pay the late charge and default interest otherwise due pursuant to this Section 14.3 unless ten (10) days shall have lapsed following Tenant’s receipt of said notice and the delinquent amount(s) shall not have been paid.

14.4	Right of Landlord to Re-Enter.

In the event of any termination of this Lease, Landlord shall have the immediate right to enter upon and repossess the Premises, and any personal property of Tenant may be removed from the Premises in accordance with applicable law and stored in any public warehouse at the risk and expense of Tenant.

14.5	Surrender of Premises.

No act or thing done by Landlord or any agent or employee of Landlord during the Lease term shall be deemed to constitute an acceptance by Landlord or a surrender of Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord and, notwithstanding such delivery, Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been terminated properly. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.

14.6	Default by Landlord.

Landlord shall be in default if Landlord fails to perform any provision of this Lease required of it and the failure is not cured within thirty (30) days after notice has been given to Landlord (in each case, a “Landlord Event of Default”). If, however, the failure cannot reasonably be cured within the cure period, Landlord shall not be in default of this Lease if Landlord commences to cure the failure within the cure period and diligently and in good faith continues to cure the failure. Notices given under this Section 14.6 shall specify the alleged breach and the applicable Lease provisions. If Landlord shall at any time default beyond the applicable notice and cure period, Tenant shall have the right to cure such default on Landlord’s behalf. Any sums expended by Tenant in doing so, and all reasonably necessary incidental costs and expenses incurred in connection therewith, shall be payable by Landlord to Tenant within thirty (30) days following demand therefor by Tenant, provided, however, that in no event may Tenant terminate this Lease in the event of a default by Landlord.

14.7	Tenant’s Remedies.

Upon the occurrence of any Landlord Event of Default, Tenant shall have the right to option to pursue any one or more of the following remedies without any further notice or demand whatsoever:

14.7.1	Cure the Landlord Event of Default and in connection therewith pay or incur reasonable expenses. Additionally, Tenant shall have the right to remedy any default of an emergency nature, in the event Landlord fails to commence to cure any default creating an emergency situation promptly upon being given notice which is reasonable under the circumstances, and Tenant shall have the right to remedy such a default without notice (if the giving of notice is not reasonably practicable) in the event of an emergency. All sums so expended or obligations incurred by Tenant in connection with the foregoing, plus interest thereon at a rate per annum equal to the highest lawful rate from the date such expenses are incurred until repayment, shall be paid by Landlord to Tenant upon demand, and if Landlord fails to reimburse Tenant, Tenant may, in addition to any other right or remedy available to Tenant under this Lease and/or applicable law, make monthly deductions from Base Monthly Rent until all sums expended (or obligations incurred) by Tenant plus interest as aforesaid are reimbursed in full; or

14.7.2	Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein expressly provided or any other remedies provided by law, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any damage accruing to Tenant by reason of the violation of any of the terms, provisions, and covenants herein contained. Forbearance by Tenant to enforce one or more of the remedies herein provided upon the occurrence of a Landlord Event of Default shall not be deemed or construed to constitute a waiver of such default.

15.  Right of inspection

Landlord and Landlord’s authorized representatives shall have the right (but not the obligation) after written notice to Tenant, to enter upon the Premises at all reasonable hours for the purpose of inspecting the Premises, and, for the purpose of exhibiting the Premises to prospective tenants, purchasers, or others. Provided Tenant is not in default beyond any applicable cure period, Landlord shall not exhibit any “for sale” or “for lease” signs during the term of the Lease.

16.  waiver of breach

No waiver by Landlord of any breach of any one or more of the terms, covenants, conditions, or agreements of this Lease shall be deemed to imply or constitute a waiver of any succeeding or other breach. Failure of Landlord to insist upon the strict performance of any of the terms, conditions, covenants, and agreements of this Lease shall not constitute or be considered as a waiver or relinquishment of Landlord’s rights to subsequently enforce any default, term, condition, covenant, or agreement, which shall all continue in full force and effect. The rights and remedies of Landlord under this Lease shall be cumulative and in addition to any and all other rights and remedies which Landlord has or may have.

17.  Notices

All notices, requests, or demands herein provided to be given or made, or which may be given or made by either party to the other, shall be given or made only in writing and shall be deemed to have been duly given:

(i)	upon delivery, or if delivery is rejected when delivery was attempted, when sent via overnight or express mail courier, properly addressed and postage prepaid; or

(ii)	when delivered personally at the address set forth below, or to any agent of the party to whom notice is being given, or if delivery is rejected when delivery was attempted.

Notwithstanding the prescribed methods of delivery set forth above, actual receipt of written notice by a party designated below shall constitute notice given in accordance with this Lease on the date received, unless deemed earlier given pursuant to the foregoing methods of delivery.  The proper address to which notices, requests or demands may be given or made by either party shall be the address set forth at the end of this Article 17, or to such other address or to such other person as any party shall designate in writing.  Such address may be changed by written notice given to the other party in accordance with this Article 17.

If to Landlord:

Miller Family Walpole LLC

21 Great Plain Avenue

Wellesley, MA 02481

Attn: Thomas R. Miller, Manager

With copy to:

Ciechanowski Drayton, PC

21Cocasset Street

Foxborough, MA 02035

Attn: Craig A. Ciechanowski, Esq.

If to Tenant:

Stran & Company, Inc.

2 Heritage DriveQuincy, MA 02171

Attn: Andy Shape

With copy to: Stran & Company, Inc.

 290 South Street

Walpole, MA 02081

Attention: Andy Shape

18.  relationship of the parties

This Lease shall not be deemed or construed by the parties, nor by any third party, as creating the relationship of (i) principal and agent, (ii) partnership, or (iii) joint venture between the parties. Neither the method of computation of rent nor any other provision of this Lease, nor any acts of the parties are other than in the relationship of Landlord and Tenant.

19.  subordination, attornment and estoppel

19.1	Subordination and Non-Disturbance.

As a condition of the validity of this Lease, Landlord will deliver a subordination, non-disturbance and attornment agreement from any party holding a security interest in the Premises as of the Commencement Date hereof in form and substance reasonably acceptable to Tenant and which includes customary non-disturbance language (each, an “SNDA”). This Lease shall not be subordinate to any mortgage or other security interest arising after the date of this Lease, or during any Extension Period exercised by Tenant hereunder, unless and until Landlord provides Tenant with an SNDA. Tenant shall, within twenty (20) days of a request by Landlord and after receipt of an SNDA, execute and acknowledge such SNDA or other documents required to establish of record the priority of any such encumbrance over this Lease, so long as such SNDA or other document does not otherwise increase Tenant’s obligations or diminish Tenant’s rights hereunder.

19.2	Attornment.

In the event of foreclosure of any mortgage or other security interest encumbering the fee interest in the Premises, provided that Tenant and the foreclosing party have signed an SNDA as described in Section 19.1 above, then (i) this Lease shall continue in force; (ii) Tenant’s quiet possession shall not be disturbed if Tenant is not in default hereunder beyond any applicable cure period; (iii) Tenant shall attorn to and recognize the mortgagee or purchaser at foreclosure sale (“Successor Landlord”) as Tenant’s landlord for the remaining term of this Lease; and (iv) the Successor Landlord shall not be bound by (a) any payment of rent for more than one month in advance; (b) any amendment, modification, or ending of this Lease without the Successor Landlord’s consent after the Successor Landlord’s name is given to Tenant, unless the amendment, modification, or ending is specifically authorized by the original Lease and does not require Landlord’s prior agreement or consent; and (c) any liability for any act or omission of a prior Landlord. At the request of the Successor Landlord, Tenant shall execute a new lease for the Premises, setting forth all of the provisions of this Lease except that the term of the new lease shall be for the balance of the term of this Lease.

19.3	Estoppel Certificate.

19.3.1  Tenant Estoppel Certificate. Within twenty (20) days after receipt of a request from Landlord, Tenant shall deliver an estoppel certificate or other statement (each, a “Tenant Estoppel Certificate”) to be furnished to any prospective purchaser of the Premises or to any prospective lender, which Tenant Estoppel Certificate shall include such commercially reasonable provisions as are customarily requested by purchasers or lenders, including, without limitation, any or all of the following matters, to the extent each may be true: that the Lease is in effect and not subject to any rental offsets, claims, or defenses to its enforcement; the commencement and expiration dates of the Lease term and any remaining unexercised Extension Periods; that Tenant is paying rent on a current basis; that any improvements required to be furnished under the Lease have been completed in all respects; that the Lease constitutes the entire agreement between Tenant and Landlord relating to the Premises; that Tenant has accepted the Premises and is in possession thereof; that the Lease has not been modified, altered, or amended except in specified respects by specified instruments; that Tenant has no notice of any prior assignment, hypothecation, or pledge of rents or the Lease; and such other matters as reasonably may be requested. Tenant shall also, upon request of Landlord, certify and agree for the benefit of any Lender, that Tenant will not look to such Lender: as being liable for any act or omission of Landlord; as being obligated to cure any defaults of Landlord under the Lease which occurred prior to the time Lender, its successors or assigns, acquired Landlord’s interest in the Premises by foreclosure or otherwise, as being bound by any payment of rent or Additional Rent by Tenant to Landlord for more than one (1) month in advance; or as being bound by Landlord to any amendment or modification of the Lease without Lender’s written consent. Failure to deliver the documents required under this Article 19 in the time period required shall constitute an Event of Default without the need for any notice or cure period.

19.3.2  Landlord Estoppel Certificate. Within twenty (20) days after receipt of a request from Tenant, Landlord shall deliver an estoppel certificate or other statement (each, a “Landlord Estoppel Certificate”) to be furnished to any prospective assignee of Tenant’s interest under this Lease or any prospective Tenant’s Lender, which Landlord Estoppel Certificate shall include such commercially reasonable provisions as are customarily requested by purchasers or lenders, including, without limitation, any or all of the following matters, to the extent each may be true: that the Lease is in effect and not subject to any rental offsets, claims, or defenses to its enforcement; that the Tenant is not in default thereunder; the commencement and expiration dates of the Lease term and any remaining unexercised Extension Periods; that Tenant is paying rent on a current basis; that any improvements required to be furnished under the Lease have been completed in all respects; that the Lease constitutes the entire agreement between Tenant and Landlord relating to the Premises; that Tenant has accepted the Premises and is in possession thereof; that the Lease has not been modified, altered, or amended except in specified respects by specified instruments; that Tenant has no notice of any prior assignment, hypothecation, or pledge of rents or the Lease; and such other matters as reasonably may be requested.

20.  Intentionally omitted.

21.  attorneys’ fees

21.1	Recovery of Attorneys’ Fees and Costs of Suit.

If any action for breach of or to enforce the provisions of this Lease is commenced, the court in such action shall award to the party in whose favor a judgment is entered, a reasonable sum as attorneys’ fees and costs. Such attorneys’ fees and costs shall be paid by the losing party in such action.

21.2	Party to Litigation.

Tenant shall indemnify Landlord against and hold Landlord harmless from all costs, expenses, demands, and liability incurred by Landlord if Landlord becomes or is made a party to any claim or action: (i) instituted by Tenant against any third party, or by any third party against Tenant, or by or against any person holding any interest under or using the Premises by license of or agreement with Tenant; (ii) for foreclosure of any lien for labor or material furnished to or for Tenant or such other person; (iii) otherwise arising out of or resulting from any action or transaction of Tenant or such other person; or (iv) necessary to protect Landlord’s interest under this Lease in a bankruptcy proceeding, or other proceeding under Title 11 of the United States Code, as amended. Tenant shall defend Landlord against any such claim or action at Tenant’s expense with counsel reasonably acceptable to Landlord or, at Landlord’s election, Tenant shall reimburse Landlord for any legal fees or costs incurred by Landlord in any such claim or action.

22.  Consent

Tenant shall pay Landlord’s reasonable attorneys’ fees and other costs incurred in connection with Tenant’s request for Landlord’s consent under Article 13, “Assignment and Subletting,” or in connection with any other act which Tenant proposes to do and which requires Landlord’s consent (whether or not consent is ultimately given), which fees and costs shall not exceed One Thousand Five Hundred Dollars ($1,500) for each such request. Landlord shall have no liability for damages resulting from, nor may Tenant terminate this Lease as a result of, Landlord’s failure to give any consent, approval or instruction reserved to Landlord. Tenant’s sole remedy in any such event shall be an action for injunctive relief.

23.  authority to make lease; covenant of quiet enjoyment

23.1	Power and Authority to Enter Lease.

The parties covenant and warrant that each has full power and authority to enter into this Lease. If Tenant is a corporation, trust or general or limited partnership, all individuals executing this Lease on behalf of that entity represent that they are authorized to execute and deliver this Lease on behalf of that entity. If Tenant is a corporation, trust or partnership, Tenant shall, prior to the execution of this Lease, deliver to Landlord evidence of that authority and evidence of due formation, all satisfactory to Landlord. If Tenant is a partnership, Tenant shall furnish Landlord with a copy of Tenant’s partnership agreement and with a certificate from Tenant’s attorney, stating that the partnership agreement constitutes a correct copy of the existing partnership agreement of Tenant. Landlord warrants and represents that it owns fee simple title in and to the Premises, and that, upon the Commencement Date hereof, the Premises will not be subject to any other lease, option to purchase, right of first offer or any similar right in favor of any party other than Tenant.

23.2	Quiet Enjoyment.

Landlord covenants and warrants that Tenant shall have and enjoy full, quiet, and peaceful possession of the Premises, its appurtenances and all rights and privileges incidental thereto during the term, subject to the provisions of this Lease.

23.3	No Violation of Covenants and Restrictions.

Tenant leases the Premises subject to (i) all encumbrances, covenants, conditions, restrictions, easements and rights of way of record, and all other matters of record affecting the Premises as of the Commencement Date; and (ii) all matters known to Tenant as of the Commencement Date. Tenant shall not violate, permit a violation, or cause Landlord to violate any recorded covenants and restrictions affecting the Premises. Tenant shall defend, indemnify, and hold harmless Landlord (with counsel reasonably acceptable to Landlord) from any costs or expenses (including, without limitation, attorneys’ fees and costs) incurred from such a violation. Landlord and Tenant each covenant and agree that they will not enter into covenants, restrictions or agreements that would encumber the Premises without the consent of the other, which consent shall not be unreasonably withheld if same is reasonably necessary in connection with Landlord’s interest in the Premises or Tenant’s leasehold interest in the Premises.

24.  Hazardous material

24.1	Environmental Compliance.

Tenant shall not cause or permit any Hazardous Material in violation of applicable law to be brought upon, or used in or about the Premises by Tenant, its agents, employees, contractors, or invitees, without the prior written consent of Landlord (which Landlord shall not unreasonably withhold as long as Tenant demonstrates to Landlord’s reasonable satisfaction that such Hazardous Material is necessary or useful to Tenant’s business and will be used, kept, and stored in a manner that complies with all Environmental Laws relating to such Hazardous Material). If Tenant breaches the obligations stated in the preceding sentence, if the presence of Hazardous Material on the Premises caused or permitted by Tenant results in contamination of the Premises, or if contamination of the Premises by Hazardous Material otherwise occurs as a result of the actions of Tenant, its agents, employees, contractors and invitees, then Tenant shall indemnify, defend, and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, diminution in value of the Premises, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises, damages arising from any adverse impact on marketing of space of the Premises, and sums paid in settlement of claims, attorneys’ fees, consultation fees, and expert fees) which arise during or after the term of the Lease as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation or site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state, or local governmental agency or political subdivision because of Hazardous Material released on or present in the soil or ground water on or under the Premises by Tenant, its agents, employees, contractors or invitees. Without limiting the foregoing, if the presence of any Hazardous Material on the Premises caused or permitted by Tenant, its agents, employees, contractors or invitees results in any contamination of the Premises, Tenant shall promptly take all actions at its sole expense as are recommended by environmental engineers hired by Tenant and are necessary to return the Premises to the condition existing prior to the introduction of any such Hazardous Material to the Premises; provided that Landlord’s approval of such actions shall first be obtained, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises. For purposes of clarification, the foregoing indemnification obligations of Tenant shall not be deemed to apply to any claims, judgments, damages, penalties, fines, costs, liabilities or losses arising out of or resulting from the release of any Hazardous Material on, under, or about the Premises to the extent such release was caused by or attributable to the action or inaction of a party other than Tenant, its agents, employees, contractors or invitees.

24.2	Landlord’s Hazardous Materials.

Notwithstanding anything to the contrary herein, Tenant shall not be responsible or liable or obligated whatsoever for any Landlord’s Hazardous Materials, and Landlord hereby releases Tenant from any such responsibility, liability or obligation. In the event of any Landlord’s Hazardous Materials are required to be remediated, then Landlord shall promptly and diligently rectify and remediate the Landlord’s Hazardous Materials (to a level which complies with all Environmental Laws) at Landlord’s sole cost and expense (which shall be Tenant’s sole and exclusive remedy in connection therewith, except as otherwise expressly set forth herein). In connection with Landlord’s required remediation activities, Landlord shall use commercially reasonable efforts not to unreasonably interfere with Tenant’s use of or access to the Premises. Landlord hereby agrees to indemnify, defend, and hold harmless Tenant, its agents and employees from and against any and all losses, claims, demands, actions, suits, damages (including, without limitation, punitive damages), expenses (including, without limitation, remedial, removal, repair, corrective action, or cleanup expenses), and costs (including, without limitation, actual attorneys’ fees, consultant fees and expert fees incurred by Tenant on account of any Landlord’s Hazardous Materials now or hereafter existing on or under the Premises, other than any Hazardous Materials released by Tenant or the Tenant Parties. The term “Landlord’s Hazardous Materials” shall mean Hazardous Materials that are (i) present in, on or under the Premises prior to the Commencement Date, or (ii) generated, stored, handled or released in, on, under or about the Premises by Landlord or any agent, contractor, employee or licensee of Landlord; provided, however, the term “Landlord’s Hazardous Materials” shall expressly exclude Hazardous Materials to the extent intentionally or negligently exacerbated by Tenant or Tenant Parties.

24.3	Survival.

Provisions of this Article 24 shall survive termination of tenancy.

25.  general provisions

25.1	Recitals.

The Recitals set forth on Page 1 above are incorporated herein by this reference.

25.2	Gender; Number.

The use of (i) the neuter gender includes the masculine and feminine and (ii) the singular number includes the plural, whenever the context requires.

25.3	Captions.

Captions in this Lease are inserted for the convenience of reference only and do not define, describe, or limit the scope or the intent of this Lease or any of its terms.

25.4	Exhibits.

All attached exhibits are a part of this Lease and are incorporated in full by this reference. Except as specifically provided herein, if any provision contained in any exhibit hereto is inconsistent or in conflict with any provisions of this Lease, the provisions of this Lease shall supersede the provisions of such exhibit and shall be paramount and controlling.

25.5	Entire Agreement.

This Lease contains the entire agreement between the parties relating to the transactions contemplated hereby and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged into this Lease.

25.6	Drafting.

This Lease shall not be construed more strictly against one party than the other because it may have been drafted by one of the parties or its counsel, each having contributed substantially and materially to the negotiation and drafting hereof.

25.7	Modification.

No modification, waiver, amendment, discharge, or change of this Lease shall be valid unless it is in writing and signed by the party against which the enforcement of the modification, waiver, amendment, discharge, or change is or may be sought.

25.8	Joint and Several Liability.

If any party consists of more than one person or entity, the liability of each such person or entity signing this Lease shall be joint and several.

25.9	Governing Law.

This Lease shall be construed and enforced in accordance with the laws of the state in which the Premises are located. Notwithstanding the foregoing, Tenant warrants and represents that the terms of this Lease are fully enforceable in the locality in which the Premises is located. In the event any provision contained in this Lease is inconsistent or in conflict with local law, custom, or practice, the provisions of this Lease shall supersede and shall be paramount and controlling.

25.10	Attorneys’ Fees.

With respect to Article 21 and any other provision in this Lease providing for payment or indemnification of attorneys’ fees, such fees shall be deemed to include reasonable fees incurred through any applicable appeal process, and shall include fees attributable to legal services provided by any in-house counsel and staff to the prevailing or indemnified party. For purposes hereof, the services of in-house counsel and their staff shall be valued at rates for independent counsel prevailing in the metropolitan area in which such counsel and staff practice.

25.11	Time of Essence.

Time is of the essence of every provision of this Lease.

25.12	Severability.

In the event any term, covenant, condition, or provision of this Lease is held to be invalid, void, or otherwise unenforceable by any court of competent jurisdiction, the fact that such term, covenant, condition, or provision is invalid, void, or otherwise unenforceable shall in no way affect the validity or enforceability of any other term, covenant, condition, or provision of this Lease.

25.13	Successors and Assigns.

Except as otherwise provided herein, all terms of this Lease shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective legal representatives, successors, and assigns.

25.14	Independent Covenants.

This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent, and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any offset of the rent or other amounts owing hereunder against Landlord; provided, however, the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Premises (of whose address Tenant has theretofore been notified) and an opportunity is granted to Landlord and such holder to correct such violation as provided above.

25.15	Information Provided.

Tenant warrants and represents that all information Tenant has provided to Landlord is accurate and correct and Tenant acknowledges that Landlord has relied upon such information in entering into this Lease.

25.16	Limitation of Landlord’s Liability.

Notwithstanding anything contained in this Lease to be contrary, Landlord shall not incur any liability beyond Landlord’s interest in the Premises upon a breach of this Lease, and Tenant shall look exclusively to such interest in the Premises for the payment and discharge of any obligations imposed upon Landlord under this Lease.

25.17	Waiver of Trial by Jury.

Landlord and Tenant do hereby waive trial by jury in any action, proceeding or counterclaim brought by either party against the other, upon any matters whatsoever arising out of or in any way connected with this Lease, Tenant’s use or occupancy of the Premises and/or any claim of injury or damage.

25.18	OFAC Compliance.

25.18.1 Tenant represents and warrants that (a) Tenant and each person or entity owning an interest in Tenant is (i) not currently identified on the Specially Designated Nationals and Blocked Persons Listed maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (c) no Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly), (d) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by law or that the Lease is in violation of law, and (e) Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C.A. § 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law.

25.18.2 Tenant covenants and agrees (a) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this Article 25 are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under the Lease and (d) at the request of landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms hereof.

25.18.3 Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time prior to the expiration or earlier termination of the Lease shall constitute a material Event of Default under the Lease, and the Lease shall automatically terminate. Notwithstanding anything to the contrary, Tenant shall not permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall constitute a material Event of Default under the Lease.

25.19	Characterization of Lease.

Landlord and Tenant intend that:

25.19.1	This Lease is a “true lease” and not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Lease are those of a true lease; and

25.19.2	The business relationship created by this Lease and any related documents is solely that of a long-term commercial lease between landlord and tenant and has been entered into by both parties in reliance upon the economic and legal bargains contained herein.

25.20	Force Majeure.

The time for performance by Landlord or Tenant of any term, provision or covenant of this Lease shall be deemed extended by time lost due to delays resulting from acts of God, strikes, unavailability of building materials, civil riots, floods, material or labor restrictions by governmental authority, enforcement of governmental regulations or requirements, as the case may be; provided, however, lack of financial resources to perform hereunder shall not be deemed an event of force majeure. The party claiming an extension based upon a force majeure event must advise the other party, in writing, of the circumstances supporting such claim within fifteen (15) business days of the event. Failure to timely provide written notice of a “force majeure” delay shall be deemed a waiver of the additional time claim. The provisions of this Section 25.20 shall not apply to nor operate to excuse Tenant from any payments required to be made pursuant to terms of this Lease.

25.21	No Lease Until Accepted.

Landlord’s delivery of unexecuted copies or drafts of this Lease is solely for the purpose of review by the party to whom delivered and is in no way to be construed as an offer by Landlord nor in any way implies that Landlord is under any obligation to lease the Premises. When this Lease has been executed by both Landlord and Tenant, it shall constitute a binding agreement to lease the Premises upon the terms and conditions provided herein and Landlord and Tenant agree to execute all instruments and documents and take all actions as may be reasonably necessary or required in order to consummate the lease of the Premises as contemplated herein.

25.22	Counterparts.

This Lease may be executed in any number of counterparts, each of which shall be deemed an original. The counterparts shall together constitute but one agreement. Any signature on a copy of this Lease or any document necessary or convenient thereto sent by electronic transmission or facsimile shall be binding upon transmission and the electronic or facsimile copy may be utilized for the purposes of this Lease.

[The balance of this page is intentionally left blank]

[Signature pages to follow]

LANDLORD:

MILLER FAMILY WALPOLE LLC

By:	/s/ Thomas R. Miller
Thomas R. Miller, Manager

Date	May 31, 2023

TENANT:

STRAN & COMPANY, INC.

By:	/s/ Andy Shape
Name:	Andy Shape
Its:	Chief Executive Officer

Date: 05/31/23

exhibit A

Legal description of real property

A certain parcel of land with the improvements thereon situated on the southeasterly side of South Street, Walpole, Norfolk County, Massachusetts and being shown as Lot 3 on a certain plan of land entitled “Plan of Land in Walpole, Mass.” Scale 1” = 40’ dated December 4, 1997 drawn by John R. Anderson & Associates, which plan is recorded with the Norfolk County Registry of Deeds in Plan Book 453 as Plan No. 33 of 1998 and to which plan reference is hereby made for a more particular description of the granted premises. Lot 3 contains 99,369 S.F. according to said plan.

This conveyance is made subject to the easement reserved by Boston Edison Company in a certain deed dated December 17, 1997 recorded with Norfolk County Registry of Deeds in Book 12160, Page 55.

Subject to and with the benefit of all rights, restrictions and easements of record, insofar as same may be in force and applicable. All rights of homestead and other interests are also released.

EXHIBIT B

BASE MONTHLY RENT SCHEDULE

base monthly rent:

Lease Years	Start Date	End Date	Annual Rent	Base Monthly Rent
1st	June 1, 2023	May 31, 2024	$179,550.00	$14,962.50
2nd	June 1, 2024	May 31, 2025	$183, 141.00	$15,261.75
3rd	June 1, 2025	May 31, 2026	$186,803.82	$15,566.99
4th	June 1, 2026	May 31, 2027	$190,539.90	$15,878.33
5th	June 1, 2027	May 31, 2028	$194,350.70	$16,195.89
6th	June 1, 2028	May 31, 2029	$198,237.72	$16,519.81
7th	June 1, 2029	May 31, 2030	$202,202.47	$16,850.21
8th	June 1, 2030	May 31, 2031	$206,246.52	$17,187.21
9th	June 1, 2031	May31, 2032	$210,371.45	$17,530.95
10th	June 1, 2032	May 31, 2033	$214,578.88	$17,881.57